Exhibit 99.1

CIENA Announces Preliminary First Quarter Fiscal 2004 Results; Company Expects to Achieve Bottom Line Guidance for Q1; Provides Outlook
Toward Second Quarter Revenue Growth

    LINTHICUM, Md.--(BUSINESS WIRE)--Feb. 3, 2004--CIENA(R) Corporation (NASDAQ:CIEN), a leading global provider of innovative network solutions, today announced it expects to report revenue of approximately $66.4 million for its fiscal first quarter ended January 31, 2004, slightly below the Company's previously offered guidance range.
    CIENA expects that under Generally Accepted Accounting Principles
(GAAP), its loss per share for the fiscal first quarter will be reported in a range of $0.17 to $0.18.
    In evaluating the operating performance of its business, CIENA's management excludes certain charges or credits that are required by GAAP. These items, such as deferred stock compensation costs, amortization of intangible assets, restructuring costs, gain or loss on equity investments, and loss on extinguishment of debt, share one or more of the following characteristics: they are unusual, and CIENA does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company's control. Exclusive of such items in its fiscal first quarter, it is expected that CIENA's non-GAAP loss per share will be reported in a range of $0.08 to $0.10, which would be in line with the Company's previously offered guidance.
    "The delta between our current first quarter revenue expectations and our previous expectations can be attributed predominantly to the timing associated with a single order," said Gary Smith, CIENA's president and CEO. "Although we have delivered the equipment to fulfill this order and the customer is pleased with its performance, it has taken longer than we anticipated to work through the formalities and processes associated with revenue recognition.
    "We are confident we will work through these formalities in our fiscal second quarter and while the environment remains challenging, we currently anticipate fiscal second quarter revenue growth of up to 20% sequentially," said Smith.
    CIENA expects to report final first quarter results on Thursday, February 19, 2004, before the open of the financial markets.

    Live Conference Call/Web Broadcast

    In conjunction with this announcement, CIENA will host a discussion about its preliminary fiscal first quarter results with investors and financial analysts on Tuesday, February 3, 2004 at 6:00 p.m. (Eastern). To access the call, listeners should dial (913) 981-4900 at least 10 minutes prior to the scheduled start time. No access number or password is required. A limited number of dial-in lines will be available. Alternatively, the discussion will be broadcast live via CIENA's homepage at www.CIENA.com. A replay of the call will be available by approximately 9:30 p.m. Tuesday by dialing
(719) 457-0820. Use access code 380458 for the replay only. An archived version of the discussion also will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA's website at: www.CIENA.com/investors.

    ABOUT CIENA

    CIENA Corporation delivers innovative network solutions to the world's largest service providers and enterprises, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

    NOTE TO CIENA INVESTORS

    This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including it expects to report revenue of approximately $66.4 million for its fiscal first quarter ended January 31, 2004, slightly below the Company's previously offered guidance range, CIENA expects that under Generally Accepted Accounting Principles (GAAP), its loss per share for the fiscal first quarter will be reported in a range of $0.17 to $0.18, exclusive of such items in its fiscal first quarter, it is expected that CIENA's non-GAAP loss per share will be reported in a range of $0.08 to $0.10, which would be in line with the Company's previously offered guidance, we are confident we will work through these formalities in our fiscal second quarter and while the environment remains challenging, we currently anticipate fiscal second quarter revenue growth of up to 20% sequentially, and CIENA expects to report final first quarter results on Thursday, February 19, 2004, before the open of the financial markets, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the risk factors disclosed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on December 11, 2003. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

    CONTACT: CIENA Corporation
             Press:
             Aaron Graham or Denny Bilter
             877-857-7377
             email: pr@ciena.com
                 or
             Investor:
             Suzanne DuLong or Jessica Towns
             888-243-6223
             email: ir@ciena.com